As filed with the Securities and Exchange Commission on December 22, 2023

Registration No. 333-257969

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3:

to

FORM S-1

ON FORM S-3

LiveVox Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	82-3447941
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

655 Montgomery Street, Suite 1000

San Francisco, CA 94111

(Address of Principal Executive Offices)

(415) 671-6000

(Registrant’s telephone number, including area code)

John DiLullo

Chief Executive Officer

LiveVox Holdings, Inc.

655 Montgomery Street, Suite 1000

San Francisco, CA 94111

(Name and address of agent for service)

(415) 671-6000

(Telephone number, including area code, of agent for service)

Copy to:

Monica J. Shilling, P.C.

H. Thomas Felix

Kirkland & Ellis LLP

2049 Century Park East, Suite 3700

Los Angeles, CA 90067

+1 (310) 552-4200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Deregistration of Unsold Securities

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-1 (File No. 333-257969) (the “Registration Statement”) originally filed by LiveVox Holdings, Inc., a Delaware corporation (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”), on July 16, 2021, as amended on July 22, 2021, and as amended by post-effective amendment on April 21, 2022, originally registering (a) the issuance and sale by the Company of 13,333,333 shares of Class A common stock, par value $0.0001 per share (the “Common Stock”) and (b) the issuance by the Company and resale by certain selling stockholders of 85,795,425 shares of Common Stock and 833,333 warrants to purchase shares of Common Stock.

On July 14, 2022, the Company filed a post-effective amendment to Form S-1 on Form S-3 to convert the Registration Statement into a registration statement on Form S-3.

On October 3, 2023, the Company, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with inContact, Inc., a Delaware corporation (“Parent”), Laser Bridge Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), and NICE Ltd., a company organized under the laws of the State of Israel (“NICE”), providing that, among other things, Merger Subsidiary will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

On December 22, 2023, the Merger became effective as a result of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Date”).

As a result of the consummation of the transactions in connection with the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Effective upon filing hereof, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statement that remain unsold as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, California, on the 22nd day of December, 2023.

LIVEVOX HOLDINGS, INC.

By:	/s/ Aaron Ross
Name: Aaron Ross
Title: Chief Legal Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.